Exhibit 10.6

Equity Transfer and Entrustment Agreement
(English Translation)

This Equity Transfer Agreement is entered between the following parties:

Party A:     Logic Express Inc. ("Logic Express")
Party B:     Shandong Taibang Biological Products Co., Ltd ("Taibang")
Party C:     Shandong Institute of Biological Products ("Shandong Institute")

Whereas:

Party A and Party B is the lawful shareholder of Party B.

NOW THEREFORE, through friendly consultation based on equality, voluntariness, and mutual benefits, Party A, Party B and Party C hereby execute this Equity Transfer and Entrustment in the following material respects:

1. Party A agrees to purchase 48.6% of equity interest of Guiyang Qianfeng Biological Products Co., Ltd ("Qianfeng") with total consideration of RMB 194,400,000 ("Total Consideration);

2. Party A agrees that Party B and Party C to participate in the investment in Qianfeng and to entitle their portion of investment income generated from investment in Qianfeng for the year of 2009 in proportion to the actual contribution made by Party B and Party C. Following is details: a) Party B agrees to invest in amount of RMB 35,000,000, which accounts for 18% of the Total Consideration. b) Party C agrees to invest in amount of RMB 25,000,000 which accounts for 12.86% of the Total Consideration. Party B will pay for RMB 25,000,000 on behalf of Party C due to undistributed profit belonged to Party C still remaining in Party B. Both Party B and Party C will wire their respective investment funds to a designated account provided by Party A immediately when this agreement becomes effective. The investment duration for both Party B and Party C is one year, effective through April 7th, 2009 to April 6th, 2010("Investment Maturity Date");

3. Investment return and allocation: Party B and Party C shall entitle to their proportional investment return from investment income in Qianfeng for the year of 2009. Specifically, the Total Consideration made by Party A to pursue the investment in Qianfeng is RMB 194,400,000, Party A will distribute 18% and 12.86% of the total investment income to Party B and Party C, respectively.

4. Party A guarantees to repay Party B and Party C for their respective investment principal together with pro rata investment income within five days of investment maturity Date. Party A agrees that the respective pro rata investment income for Party B and Party C shall no less than 6% of investments made by Party B and Party C. If the investment income generated from Qianfeng for the year of 2009 is less than 6% of investments made by Party B and Party C, Party A will make up the balance for Party B and Party C.

5. Party A will pledge its 30% ownership in Party B (the "Pledged Interest") to both Party B and Party C. Party A shall entrust Party B to pursue the investment in Qianfeng via signing the equity transfer agreement with the original shareholder who intended to transfer its equity interest. The entrustment period shall last until Party A repay Party B and Party C for their respective investment principal together with pro rata investment income.

6. If Party A fails to repay Party B and Party C on a timely basis, Party A will indemnify both Party B and Party C 0.03% of overdue portion including investment principal and prospective investment income for each day as liquidated damages. If Party A fails to repay Party B and Party C three month from the investment maturity date, Party B and Party C shall entitle to any rights associated with Pledged Interest including but not limited to the following rights: disposition, profit distribution. Party B and Party C shall return the Pledged Interest to Party A after receiving the repayment of principals, investment returns and liquidated damages from Party A.

7. Party A shall be fully responsible for all activities including without limited to following: activities associates with acquisition of equity interest in Qianfeng, responsibilities in connection with acquiring Qianfeng, and all incurred expenses and costs. As well, Party B and Party C shall entitle to their proportional investment income for the year of 2009 as described in section 3. Moreover, Party B shall cooperate with Party A in executing the equity transfer agreement in Qianfeng. Without written consent from Party A, Party B shall not participate in managing Qianfeng. Lastly, Party B shall fully cooperate with Party A to transfer the equity interest for Qianfeng entrusted by Party by going through equity transfer procedures with Administration for Industry and Commerce.

8. Any dispute arising out of or related to this Agreement shall be settled by negotiation by both parties. If no resolution is attained through friendly negotiation, any party may bring the compliant to Taian Arbitration Committee for a final settlement.

This Agreement will be made in three counterparts with Party A, Party B and Party C each holding one copy. Each counterpart has equal legal effect.

Date: April 6, 2009